Exhibit 99.1

Contact:	Media Contact:
Jennifer Lew	Aljanae Reynolds
Chief Financial Officer	510-809-2452
510-809-4816	press@aduro.com

Aduro Biotech Announces Fourth Quarter and Full Year 2017 Financial Results

BERKELEY, Calif., March 1, 2018 – Aduro Biotech, Inc. (NASDAQ: ADRO) today reported financial results for the year ended December 31, 2017. Net loss for the fourth quarter and year ended December 31, 2017 was $26.1 million, or $0.34 per share, and $91.9 million, or $1.26 per share, respectively. This compared to net loss of $29.6 million, or $0.44 per share, and $91.1 million, or $1.40 per share, respectively, for the same periods in 2016.

Cash, cash equivalents and marketable securities totaled $349.7 million at December 31, 2017, compared to $361.9 million at December 31, 2016.

“In 2017, we expanded clinical development activities of our STING agonist program with the initiation of a global combination trial of ADU-S100 with Novartis’ proprietary anti-PD-1 checkpoint inhibitor, PDR001. We also initiated clinical development of BION-1301, a novel anti-APRIL antibody, in multiple myeloma,” said Stephen T. Isaacs, chairman, president and chief executive officer of Aduro. “We believe we are well-positioned with the support of our collaboration partners and strong cash position to further advance our clinical programs, particularly in the activation of the STING pathway.”

2017

Development Achievements

•	Continued to advance ADU-S100 in a Phase 1 dose escalation in solid tumors and lymphomas
•	Initiated a global combination trial of ADU-S100 and Novartis’ anti-PD-1, PDR001, for the treatment of solid tumors and lymphomas
•	Presented preclinical data demonstrating anti-APRIL antibody blocking of TACI in addition to BCMA results in inhibition of regulatory T cells
•	Initiated Phase 1/2 clinical trial of novel anti-APRIL antibody, BION-1301, for the treatment of multiple myeloma
•	Initiated Phase 1 clinical trial of neoantigen-based personalized immunotherapy (pLADD)

Financial Performance

Revenues were $3.8 million for the fourth quarter of 2017 and $17.2 million for the full year 2017, compared to $3.9 million and $50.7 million, respectively, for the same periods in 2016. The decrease in revenue for the fourth quarter of 2017 was primarily due to a decrease in grant revenue. The decrease in revenue for the full year 2017 was primarily due to the recognition of a $35.0 million milestone payment in 2016 for the clinical advancement of ADU-S100 under our agreement with Novartis, partially offset by the recognition of a $2.0 million milestone payment in 2017 for progress in our anti-CD27 antibody program licensed to Merck.

Research and development expenses were $22.9 million for the fourth quarter of 2017 and $89.4 million for the full year 2017, compared to $20.9 million and $87.7 million, respectively, for the same periods in 2016. The increase in research and development expenses for the fourth quarter of 2017 was primarily due to higher contract manufacturing costs for our B-select antibodies and a related contingent payment obligation. The increase in research and development expenses for the full year 2017 was primarily due to higher personnel and allocated facility costs, as well as higher contract manufacturing costs associated with our B-select antibodies, partially offset by decreased manufacturing costs for a discontinued pancreatic cancer program.

General and administrative expenses were $8.8 million for the fourth quarter of 2017 and $33.8 million for the full year 2017, compared to $8.0 million and $34.3 million, respectively, for the same periods in 2016. The increase in general and administrative expenses for the fourth quarter of 2017 was primarily due to higher stock-based compensation expense and outside professional services. The decrease in general and administrative expenses for the full year 2017 was primarily due to a decrease in professional services and consulting fees.

Income tax benefit was $1.0 million for the fourth quarter of 2017 and $11.4 million for the full year 2017, compared to provision for income taxes of $5.1 million and $21.5 million, respectively, for the same periods in 2016. The income tax benefit recorded for the fourth quarter and full year 2017 was due to the current benefit of income taxes paid in 2016.

About Aduro

Aduro Biotech, Inc. is an immunotherapy company focused on the discovery, development and commercialization of therapies that transform the treatment of challenging diseases. Aduro's technology platforms, which are designed to harness the body's natural immune system, are being investigated in cancer indications and have the potential to expand into autoimmune and infectious diseases. Aduro's STING Pathway Activator platform is designed to activate the STING receptor in immune cells, resulting in a potent tumor-specific immune response. ADU-S100 is the first STING Pathway Activator compound to enter the clinic and is currently being evaluated in both a Phase 1 monotherapy study as well as a Phase 1b combination study with an anti-PD1 immune checkpoint inhibitor. Aduro’s B-select monoclonal antibody platform is comprised of a number of immune modulating assets in research and development, including BION-1301, an anti-APRIL antibody. Aduro's pLADD program is based on proprietary attenuated strains of Listeria that have been engineered to express tumor neoantigens that are specific to an individual patient’s tumor. Other Listeria strains for lung and prostate cancers are being advanced by a partner. Aduro is collaborating with leading global pharmaceutical companies to expand its products and technology platforms. For more information, please visit www.aduro.com.

Cautionary Note on Forward-Looking Statements

This press release contains forward-looking statements for purposes of the safe harbor provisions of the Private Securities Litigation Reform Act of 1995. Forward-looking statements include statements regarding our intentions or current expectations concerning, among other things, the potential for our technology, plans, timing and the availability of results of our clinical trials and those of our collaborators, and the potential for eventual regulatory approval of our product candidates. In some cases you can identify these statements by forward-looking words such as “may,” “will,” “continue,” “anticipate,” “intend,” “could,” “project,” “expect” or the negative or plural of these words or similar expressions.  Forward-looking statements are not guarantees of future performance and are subject to risks and uncertainties that could cause actual results and events to differ materially from those anticipated, including, but not limited to, our history of net operating losses and uncertainty regarding our ability to achieve profitability, our ability to develop and commercialize our product candidates, our ability to use and expand our technology platforms to build a pipeline of product candidates, our ability to obtain and maintain regulatory approval of our product candidates, our ability to operate in a competitive industry and compete successfully against competitors that have greater resources than we do, our reliance on third parties, and our ability to obtain and adequately protect intellectual property rights for our product candidates.  We discuss many of these risks in greater detail under the heading “Risk Factors” contained in our annual report on Form 10-K for the year ended December 31, 2017, to be filed with the Securities and Exchange Commission. Forward-looking statements are not guarantees of future performance, and our actual results of operations, financial condition and liquidity, and the development of the industry in which we operate, may differ materially from the forward-looking statements contained in this press release. Any forward-looking statements that we make in this press release speak only as of the date of this press release. We assume no obligation to update our forward-looking statements whether as a result of new information, future events or otherwise, after the date of this press release.

ADURO BIOTECH, INC.

Condensed Consolidated Statements of Operations

(In thousands, except share and per share amounts)

	Three Months Ended December 31,		Year Ended December 31,
	2017	2016	2017	2016
	(unaudited)	(unaudited)	(audited)	(audited)
Revenue:
Collaboration and license revenue	$3,756	$3,878	$17,109	$50,593
Grant revenue	-	-	130	88
Total revenue	3,756	3,878	17,239	50,681
Operating expenses:
Research and development	22,917	20,863	89,382	87,718
General and administrative	8,769	8,022	33,751	34,277
Amortization of intangible assets	146	134	559	549
Total operating expenses	31,832	29,019	123,692	122,544
Net loss from operations	(28,076)	(25,141)	(106,453)	(71,863)
Interest income, net	1,016	679	3,444	2,219
Other expense, net	(21)	(8)	(218)	(40)
Loss before income tax	(27,081)	(24,470)	(103,227)	(69,684)
Income tax benefit (provision)	950	(5,096)	11,364	(21,464)
Net loss	$(26,131)	$(29,566)	$(91,863)	$(91,148)
Net loss per common share, basic	$(0.34)	$(0.44)	$(1.26)	$(1.40)
Net loss income per common share, diluted	$(0.34)	$(0.44)	$(1.26)	$(1.40)
Shares used in computing net loss per common share, basic	77,350,401	67,368,385	72,901,215	65,200,762
Shares used in computing net loss per common share, diluted	77,350,401	67,368,385	72,901,215	65,200,762

ADURO BIOTECH, INC.

Condensed Consolidated Balance Sheets

(In thousands)

(Audited)

	December 31,
	2017	2016
Assets
Current assets:
Cash and cash equivalents	$157,614	$74,932
Short-term marketable securities	168,489	272,500
Accounts receivable	989	1,138
Income tax receivable	17,495	—
Prepaid expenses and other current assets	5,544	6,194
Total current assets	350,131	354,764
Long-term marketable securities	23,614	14,474
Property and equipment, net	31,085	26,384
Goodwill	8,723	7,658
Intangible assets, net	31,107	27,827
Restricted cash	468	468
Deferred tax assets	—	6,319
Other assets	—	717
Total assets	$445,128	$438,611
Liabilities and Stockholders’ Equity
Current liabilities:
Accounts payable	$1,150	$2,206
Accrued clinical trial and manufacturing expenses	5,898	4,777
Accrued expenses and other liabilities	12,601	8,597
Contingent consideration	6,829	—
Deferred revenue	14,923	15,052
Total current liabilities	41,401	30,632
Deferred rent	9,991	6,786
Contingent consideration	759	4,032
Deferred revenue	148,148	162,963
Deferred tax liabilities	6,538	5,869
Other long-term liabilities	818	1,109
Total liabilities	207,655	211,391
Commitments and contingencies
Stockholders’ equity:
Preferred stock	—	—
Common stock	8	7
Additional paid-in capital	519,435	420,897
Accumulated other comprehensive income (loss)	1,893	(1,684)
Accumulated deficit	(283,863)	(192,000)
Total stockholders’ equity	237,473	227,220
Total liabilities and stockholders’ equity	$445,128	$438,611